For Immediate Release:	EXHIBIT 99.1

SUMMIT BROKERAGE SERVICES, INC.
COMPLETES SALE OF CONTROLLING STAKE TO
MARSHALL T. LEEDS
Former Head of JWGenesis Also Becomes Chairman and Chief Executive Officer

     Melbourne, Florida – May 23, 2002 . . . . Summit Brokerage Services, Inc. (OTCBB: SUBO) announced today that Marshall T. Leeds, the former Chairman and CEO of JWGenesis Financial Corp., has completed his purchase of 5,000,000 shares of common stock of Summit Brokerage Services, Inc. The purchase makes Mr. Leeds the owner of 51.6% of the Company’s outstanding stock.

     In connection with the stock purchase, which closed on May 22, 2002, Mr. Leeds became Chairman of the Board and Chief Executive Officer of Summit, a Florida-based, NASD/SIPC member, financial services company, with approximately 100 registered representatives. Richard Parker, the founder and former Chairman and CEO of Summit, remains as President and assumed the new positions of Chief Operating Officer and Vice Chairman of the Board. Sanford D. Cohen and Steven C. Jacobs, both nominated by Mr. Leeds, were also elected directors, joining Mr. Parker and Harry Green as continuing directors to comprise the members of the Company’s five-person Board of Directors.

     Mr. Leeds guided JWGenesis from a small South Florida brokerage and clearing firm through its listing on the American Stock Exchange and later the sale of JWGenesis’ clearing division to FISERV, Inc. in 1999 for approximately $59 million, and the sale of the broker/dealer division to First Union Securities Network, Inc. in 2001 for approximately $100 million.

     Mr. Leeds, who began to assist Summit with broker recruitment and select strategic matters following the parties’ March 22, 2002 proposal for the stock purchase, stated: “My work with Richard Parker and others at the Company over the past two months, while our deal was pending, has confirmed my belief in the great opportunity for Summit in the current environment to grow its business by attracting experienced industry professionals to the Summit team.”

     Mr. Leeds continued: “Now that the transaction is closed, I expect us to move aggressively to implement a growth strategy that also focuses on potential acquisitions of smaller retail brokerage firms. Many such firms are having difficulties developing and implementing successful operating strategies in the aftermath of the combined effects of last year’s market downturn, the tragic events of September 11th and the fall-out of the Enron/Arthur Andersen debacle. Summit can be a platform from which to tap into and combine the latent strengths of these firms.”

     Mr. Parker, Summit’s founder who continues to own 46.1% of its outstanding stock, observed: “We have already begun to see some of the remarkable value that Marshall’s experience, industry knowledge and commitment to excellence will bring to achieving the Company’s longstanding goal of becoming a significant name in the financial services industry. His accomplishments at JWGenesis are widely known and his enthusiasm is infectious. I expect all Summit shareholders will be pleased to have his full time leadership for the Summit team.”

     Mr. Leeds added, “I congratulate Richard on his efforts to keep Summit in the game during the great challenges of the past two years. I look forward to the new strategic initiatives we will forge to build Summit’s future and create value for all our shareholders.”

     As part of the overall transaction for the stock purchase by Mr. Leeds, for which he paid $500,000 pursuant to the parties’ March 22, 2002 agreement, and in contemplation of his election as Chairman and CEO, the Company had previously granted an option to Mr. Leeds for the purchase of 7,000,000 shares of common stock for an exercise price of $.25 per share. It had also granted to Mr. Parker an option to purchase 400,000 shares of common stock for an exercise price of $.50 per share. Each of the options extends to December 31, 2007, unless earlier terminated as a result of Mr. Leeds or Mr. Parker, as the case may be, ceasing to be employed by the Company in certain situations. Mr. Leeds’ option is fully vested; Mr. Parker’s option will vest as to 200,000 shares (one-half of the total shares) on each of March 22, 2003 and 2004.

     Summit, which provides financial services nationwide, is a licensed, registered securities broker/dealer, and is a member of the National Association of Securities Dealers, Inc. (NASD) and the Securities Investor Protection Corporation (SIPC).

     For further information, please contact Les Wilmeth at (321) 724-2303 or 25 Fifth Avenue, Indialantic, Florida 32903.

     This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of known and unknown risks and uncertainties which may cause Summit’s actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those expected are the following: economic, business and competitive conditions in the securities industry and the economy in general; the enactment of new regulations and laws, and the amendment of existing regulations and laws which could effect the Summit’s business; changes in the Summit’s business strategy or development plans; and other factors discussed from time to time in reports filed by Summit with the Securities and Exchange Commission, including risks summarized in Summit’s latest Annual Report on Form 10-KSB. Summit undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.